                                                                             newsrelease
CTS CORPORATION  Elkhart, Indiana 46514  (574) 523-3800

January 26, 2011
FOR RELEASE:  Immediately

CTS ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2010 FINANCIAL RESULTS

Full-Year Adjusted Earnings Per Share of $0.66 Up 83% from Prior Year on 11% Revenue Increase
Adjusted Earnings Exceed Company Guidance and Analyst Estimate

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced fourth quarter 2010 revenues of $145.0 million, an increase of 8% from revenues of $133.9 million in the same period last year, and  4% higher than third quarter 2010 revenues of $139.4 million. Fourth quarter 2010 net earnings were $4.8 million, or $0.14 per diluted share, including a restructuring and related charge of $1.7 million, or $0.03 per share. Excluding the fourth quarter 2010 restructuring charge, adjusted earnings per share were $0.17.

Full-year 2010 revenue was $552.6 million, an 11% increase from 2009 full-year revenue. Components and Sensors segment revenue increased 33% year-over-year. Although global automotive unit production increased 24%, sales of CTS’ automotive sensors and actuators increased 30% year-over-year from new customers, new product introductions and increased market share.  Sales of electronic component products increased 38% from improvement in the economy, new product introductions and growth initiatives.  In 2010, Components and Sensors segment sales were 51% of total CTS sales compared to 43% in the prior year.  EMS segment revenues declined 6% year-over-year primarily reflecting the timing of certain new program introductions, however, EMS sales are expected to grow 12% - 15% in 2011. Full-year diluted earnings per share were $0.63 including a restructuring and related charge of $0.03 per share. Excluding this charge, full-year 2010 adjusted earnings per share were $0.66, an increase of 83% over full-year 2009 adjusted earnings per share of $0.36.

Fourth quarter 2010 sales increased 8% over the fourth quarter 2009. Within the Components and Sensors segment, electronic component product sales increased 21% primarily from higher demand in piezoceramic and electrocomponent sales into new applications, while automotive product shipments declined 10% as anticipated from timing of certain program ramps. EMS segment sales increased 16% from the fourth quarter of 2009 due to higher sales in the defense and aerospace, industrial, communications and computer markets. EMS segment sales increased 18% sequentially from the third quarter of 2010 primarily in the defense and aerospace, communications and computer markets.

Several strategic programs were initiated in the fourth quarter 2010. CTS entered into a new five-year $150 million credit facility which provides enhanced financial flexibility, replacing the previous $100 million facility that was scheduled to expire in June 2011. The agreement is unsecured and has the same covenants as the prior facility. CTS’ acquisition of certain assets and liabilities of Fordahl, initiated in the fourth quarter 2010, closed earlier this week.  Fordahl is a Swiss designer and manufacturer of highly engineered electronic components. This strategic acquisition provides growth opportunities for precision frequency products in European markets and positions CTS to pursue new growing telecom markets with world-class products.

Full-year cash flow from operations was $19.3 million and capital expenditures were $13.3 million, or 2.4% of sales. Total debt, as a percentage of total capitalization, was 20.3% at year-end 2010, compared to 16.9% at year-end 2009. New program launch and new customer-related inventory and higher year-end sales-driven receivables lowered the cash flow in 2010.  However, management expects working capital to moderate somewhat in 2011.

Commenting on fourth quarter 2010 results, Vinod M. Khilnani, CTS Chairman and Chief Executive Officer, stated, “Our investment in research and development reached a six-year high in 2010, further expanding our range of innovative products and number of patent filings and grants. Our pipeline of new business, record design wins and the acquisition of the Swiss-based Fordahl is again expected to contribute to double-digit revenue and earnings growth in 2011.”

Management anticipates full-year 2011 sales to increase in the range of 9% to 13% over 2010 and diluted earnings per share to be in the range of $0.70 to $0.75.  Normal quarterly seasonality is expected with stronger second and fourth quarters compared to the first and third quarters.

SEGMENT INFORMATION
(Dollars in millions)
	Fourth Quarter		Fourth Quarter		Third Quarter
	2010		2009		2010
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings
Components and Sensors	$65.4	$6.7	$65.5	$7.6	$71.8	$7.7
Electronics Manufacturing Services (EMS)	79.6	1.0	68.4	0.7	67.6	0.1
Segment Operating Earnings		7.7		8.3		7.8
Expenses not allocated to business segments:
- Restructuring and related charges		(1.7)		-		-
Total	$145.0	$6.0	$133.9	$8.3	$139.4	$7.8

Components & Sensors: Within the Components and Sensors segment, electronic component product sales increased 21% from higher demand in piezoceramic and electrocomponent shipments for sales into new applications, while automotive product shipments declined 10% as anticipated from timing of certain program ramps.  Segment operating earnings decreased $0.9 million from the same period last year primarily from unfavorable product mix.

Components and Sensors fourth quarter 2010 sales decreased $6.4 million, or 9%, from the third quarter of 2010.  Automotive sensor and actuator product sales decreased $3.1 million, or 7%, from timing of certain new program ramps, and sales of electronic component products decreased $3.2 million, or 11%, primarily in sales of components for infrastructure applications.  Segment operating earnings decreased $1.0 million from the third quarter of 2010 primarily from lower sales.

EMS: EMS fourth quarter 2010 sales increased $11.2 million, or 16%, from the fourth quarter of 2009, due to higher demand in the defense and aerospace, industrial, communications and computer markets.  Segment operating earnings of $1.0 million increased $0.3 million from the fourth quarter 2009 primarily from higher sales.

EMS fourth quarter 2010 sales increased $12.0 million, or 18%, from the third quarter of 2010 reflecting higher sales primarily in the defense and aerospace, communications and computer markets.  Segment operating earnings increased $0.9 million from the third quarter of 2010 primarily from higher sales.

Conference Call
As previously announced, the Company has scheduled a conference call on Thursday, January 27, 2011 at 11:00 a.m. EST. Those interested in participating may dial 800-230-1096 (612-288-0340, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 1:30 p.m. EST on Thursday, January 27, 2011, through 11:59 p.m. EST on Thursday, February 3, 2011. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 187911. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.”  To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements, including, without limitation: changes in the economy generally and in respect to the businesses in which CTS operates; pricing pressures and reduction in demand for CTS’ products, especially if economic conditions do not recover or continue to worsen in CTS’ served markets, including but not limited to: the automotive, computer equipment or communications markets; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability or ongoing viability; risks associated with CTS’ international operations, including trade and tariff barriers; currency fluctuations and their effects on our results of operations and financial position; changes in performance of equity and debt markets that could affect the valuation of the assets in CTS’ pension plans and the accounting for pension assets, liabilities and expenses; political and geopolitical risks; rapid technological change in the automotive, communications and computer industries; reliance on key customers; CTS’ ability to protect its intellectual property; and potential costs and liabilities related to customer recalls. For more detailed information on the risks and uncertainties associated with CTS’ business, see the reports CTS files with the Securities and Exchange Commission available at http://www.ctscorp.com/investor_relations/investor.htm.  CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Donna L. Belusar, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 523-3800  FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2010	2009	2010	2009

Net sales	$ 145,025	$ 133,888	$ 552,641	$ 498,982

Costs and expenses:
Cost of goods sold	115,903	102,941	432,731	400,142
Selling, general and administrative expenses	17,366	18,761	72,310	67,119
Research and development expenses	4,328	3,927	18,313	14,154
Restructuring and impairment charges	1,444	-	1,444	2,243
Goodwill impairment	-	-	-	33,153

Operating earnings / (loss)	5,984	8,259	27,843	(17,829)

Other (expense) / income:
Interest expense	(211)	(226)	(689)	(1,722)
Other	(45)	(126)	872	(863)
Total other expense	(256)	(352)	183	(2,585)

Earnings / (loss) before income taxes	5,728	7,907	28,026	(20,414)

Income tax expense	928	3,764	5,988	13,636

Net earnings / (loss)	$ 4,800	$ 4,143	$ 22,038	$ (34,050)

Net earnings / (loss) per share:
Basic	$ 0.14	$ 0.12	$ 0.65	$ (1.01)

Diluted	$ 0.14	$ 0.12	$ 0.63	$ (1.01)

Cash dividends declared per share	$ 0.03	$ 0.03	$ 0.12	$ 0.12

Average common shares outstanding:
Basic	34,184	33,892	34,090	33,823

Diluted	34,952	34,621	34,849	33,823

CTS Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
(In thousands of dollars)

	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$ 73,315	$ 51,167
Accounts receivable, net	95,930	71,718
Inventories, net	76,885	54,348
Other current assets	20,525	16,502
Total current assets	266,655	193,735

Property, plant & equipment, net	78,213	81,120
Other assets	137,716	132,802

Total Assets	$ 482,584	$ 407,657

Notes payable and current portion
of long-term debt	$ -	$ -
Accounts payable	75,384	52,344
Other accrued liabilities	44,687	38,172
Total current liabilities	120,071	90,516

Long-term debt	70,000	50,400
Other obligations	18,234	19,287

Shareholders' equity	274,279	247,454

Total Liabilities and
Shareholders' Equity	$ 482,584	$ 407,657

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

Full-Year Earnings per Share

The following table reconciles GAAP earnings / (loss) per share to adjusted earnings per share for the Company:

	Three Months Ended		Twelve Months Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2010	2009	2010	2009
GAAP net earnings / (loss) per share	$0.14	$0.12	$0.63	$(1.01)
Tax affected charges to reported diluted
loss per share:
Tax expense due to cash repatriation	-	-	-	0.27
NOL valuation allowance related to Asian unit	-	0.07	-	0.07
Restructuring charge	0.03	-	0.03	0.05
Goodwill impairment	-	-	-	0.98
Adjusted earnings per Share	$0.17	$0.19	$0.66	$0.36

Adjusted earnings per share is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is diluted earnings / (loss) per share.  CTS calculates adjusted earnings per share to exclude the per share impact of tax expense associated with our cash repatriation and restructuring and goodwill impairment charges and an additional tax valuation allowance related to one of our foreign units.  We exclude the impact of these items because they are events which have a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance.  CTS uses adjusted earnings per share measures to evaluate overall performance, establish plans and perform strategic analysis.  Using adjusted per share measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance.  Because adjusted earnings per share measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles.  CTS' management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies.  CTS believes that adjusted earnings per share measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and adjusted earnings per share measures in evaluating the performance of CTS with peer companies.

Debt / Capitalization
The following table represents the calculation of total debt to shareholders' equity:

(in thousands)	December 31	December 31
	2010	2009

Notes payable	$-	$-
Current portion of long-term debt	-	-
Long-term debt	70,000	50,400

Total debt	70,000	50,400
Total shareholders' equity	274,279	247,454

Total capitalization	$344,279	$297,854

Total debt to capitalization	20.3%	16.9%

Segment Operating Earnings

Segment operating earnings in a non-GAAP financial measure outside the context of the Accounting Standards Codification ("ASC") 280 required reconciliation in the notes to the Company's financial statements.  The most comparable GAAP term is operating earnings.  Segment operating earnings always exclude the effects of charges for restructuring and goodwill impairment when they are incurred by the Company.  Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured.  CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.